Exhibit 10.23

Summary of Executive Annual Incentive Program
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Introduction and Objective
Camden National Bank (the “Company”) is committed to rewarding employees for their contributions to the Company’s success. The Executive Incentive Program (“EIP” or “Program”) is part of a total compensation package which includes base salary, annual incentives, long-term incentive/equity and benefits. The EIP is designed to:

•	Recognize and reward achievement of the Company’s annual business results

•	Focus participants’ attention on key business metrics and fiscal targets in the strategic and operating plans

•	Motivate and reward superior performance

•	Attract and retain talent needed for the Company’s success

•	Be competitive with the market
Plan Year
The EIP plan year follows the Company’s fiscal year, January 1st to December 31st.
Eligibility
Following is a summary of the general guidelines for eligibility to receive an award under the Program. The Committee may establish different or additional eligibility criteria from time to time and has the discretion to make all determinations under the Program.

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Eligibility each year may include members of the Executive team and other key positions, as identified by the CEO and approved by the Compensation Committee (“Committee”) for those on the Executive team. Selection as a participant in one year does not guarantee selection for participation in any future year.

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Participants must be employed by October 1st of the plan year in order to be eligible for that year’s incentive. Employees hired between January 1st and October 1st will be eligible to receive a prorated award based on hire date. For example: if an employee were to be hired on May 1st, the employee would be eligible to receive two-thirds of his or her eligible EIP, if any, for the plan year. Employees hired on or after October 1st of a year are not eligible to receive an award under the Program for that year.

•	Participants must be an active employee as of the award payout date to receive an award (for exceptions, see “Death or Disability”).

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Participant’s performance must be in good standing for the performance period and at the time of payment. Unless otherwise determined by the Committee, participants who terminate employment during the plan year will not be eligible to receive an award and participants who have given notice of resignation or terminate employment after the plan year and before payout are not eligible to receive the incentive award payment (see exceptions for Death or Disability below).

Incentive Opportunity
Each participant will have an annual target incentive opportunity based on the competitive market for his/her role as determined by the Committee. Unless otherwise determined by the Committee, the target incentive will reflect a percentage of base earnings for the plan year with actual award amounts, if any, to be determined by the Committee and varying based on performance. The maximum payout for each participant will be capped at 200% of his/her target opportunity.
Performance Measures and Payout Range
The incentive award payout may be based on annual Net Income Before Taxes (NIBT) as compared to budgeted NIBT or such other performance measure or measures as determined by the Committee. The Company’s annual budget includes an assumed incentive award payout at target for each participant, and, as the applicable performance measure exceeds or falls below the budgeted level the incentive pool is adjusted to ensure appropriate funding for the participants. The Committee may set forth on an appendix to this Program summary from time to time, an illustration of the EIP pool funding amount as a percentage of budget based on achievement of the applicable performance measure. Unless otherwise determined by the Committee, EIP pool funding will begin once the level of the applicable performance measure reaches 96% of budget (threshold), and threshold performance (or minimum acceptable performance) will fund the incentive pool at 50% of target. To fund the

Exhibit 10.23

incentive pool at target, unless otherwise determined by the Committee, performance measure achievement at 100% of budget is needed. To fund the maximum of the incentive pool, unless otherwise determined by the Committee, performance measure achievement of 110% of budget must be achieved. Applicable performance measure results may be adjusted for extraordinary, one-time or other events as determined and approved by the Committee.
Payout can vary from 0% for below threshold performance, 50% for threshold achievement, 100% for target achievement and 200% for stretch performance achievement. Performance between payout levels at or above threshold (i.e., threshold, target and stretch) will be calculated using straight line interpolation as determined by the Committee.
Individual Performance
Unless otherwise determined by the Committee, each participant’s payout will be based 60% on the Company’s financial results and 40% on each individual’s achievements, accomplishments and performance as measured by the CEO of the Company in his discretion, except that the Committee shall determine the CEO’s individual performance in its discretion.
The CEO, with approval from the Committee, may have discretion to provide additional individual funding above 40% for the individual component for exceptional individual performance.
In applying individual performance discretion, the CEO must remain cost neutral to the funding pool. Any additions to the pool may be requested and approved by the Committee.
Committee Discretion
The Committee reserves the right to apply discretion to all determinations it makes under the Program, including the payouts as needed to reflect business environment, market conditions, budgetary constraints, compliance, asset credit quality and risk management considerations. The Committee also reserves the right to amend, modify and adjust payouts as necessary.

Exhibit 10.23

EIP Terms and Conditions
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Effective Date
This Program summary is applicable to EIP plan years beginning effective January 1, 2020. The Program will be reviewed from time to time as needed to ensure proper alignment with the Company’s business objectives. The Committee retains the rights as described below to amend, modify or discontinue the Program and this summary at any time during the specified period.
Program Administration; Program Changes
The Program is administered by the Committee. The Committee has the sole authority to interpret the Program and to make or nullify any rules and procedures, as necessary, for proper administration. Any determinations by the Committee will be final and binding on all participants. The Committee may, in its sole discretion, terminate, discontinue, amend or modify the Program. The Committee may exercise its discretion to delegate its authority under the Program to a subcommittee of its members or the CEO, and references to the Committee under this summary shall include any such delegees.
EIP Award Payments
Incentive awards under the EIP are payable in cash after the Committee reviews and approves the performance results and payouts. Awards will be paid by March 15th of the year following the last day of the performance period. Each participant’s payout is calculated on base earnings for the applicable plan year. “Base earnings” means gross base salary or base wages paid to the participant during the plan year, excluding any other compensation or benefits. In order for any award to be paid, the funding of the incentive pool must be approved by the Committee and the payments to the Executive team (in aggregate and individually) must be approved by the Committee. Unless otherwise determined by the Committee, the participant must be employed on the date of payment and have satisfactory performance (as determined by the Committee).
Termination Due to Death or Disability
In the event of a participant’s death or termination of employment due to disability, the Company will pay to the participant or the participant’s estate, as applicable, the prorata portion of the incentive award that had been earned by the participant during his/her period of employment based on actual Company performance through the end of the performance period.
Clawback and Ethical Standards
Amounts paid or payable under the EIP will be subject to the Company’s clawback policy, as in effect from time to time. The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards by a participant, whether or not such actions would impact the level of payout under the Program, will subject the participant to disciplinary action up to and including termination of employment. In addition, any incentive award paid or payable under the Program to which the participant would otherwise be entitled or eligible will be subject to recoupment or forfeiture, as applicable.
Participants who have willfully engaged in any activity injurious to the Company will, upon termination of employment, death or disability, be obligated to repay any incentive award earned for the performance period in which the wrongful conduct occurred.
Miscellaneous
Neither this summary nor the existence of the Program will be deemed to give any participant the right to be retained in the employment of the Company, nor will the Program interfere with, limit or impede the right of the Company to terminate the employment of any participant at any time for any reason.
Incentive awards are considered taxable income to participants in the year paid and will be subject to withholding for required income and other applicable taxes.
Any rights accruing to a participant or his/her estate under the Program shall be solely those of an unsecured general creditor of the Company. Nothing contained in this summary, and no action taken pursuant to the provisions of this summary under the Program, will create or be construed to create a trust of any kind, or a pledge, or a fiduciary relationship between the Company, the Board of Directors, the Committee or management and the

Exhibit 10.23

participant or any other person. Nothing herein will be construed to require the Company to maintain any fund or to segregate any amount for a participant’s benefit.
The relationship between the participants and the Company is one of at-will employment. The Program does not alter the relationship. The Program and the awards and payments under the Program shall, in all respect, be governed by, and construed and enforced in accordance with the laws of Maine.

Exhibit 10.23

Appendix

The table below illustrates the incentive funding based on NIBT as it compares to budgeted NIBT. Funding will begin once NIBT reaches 96% of budget (threshold). Threshold performance (or minimum acceptable performance) will fund the incentive pool at 50% of target. To fund the incentive pool at target, a NIBT at 100% of budget is needed. To fund the maximum of the incentive pool, NIBT of 110% of budget must be achieved. The following table outlines the funding mechanism:

Corporate Performance

Performance Funding Metric (Potential Payout Range % of Pool)	Threshold (50%)	Target (100%)	Stretch (200%)
Net Income Before Tax	96% of Budget	Budget	110% of Budget